UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2025

CleanSpark, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-39187	87-0449945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave. Suite A - 638
Henderson, Nevada		89052
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 989-7692

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSK	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for 0.069593885 shares of common stock at an exercise price of $165.24 per whole share	CLSKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2025, CleanSpark, Inc. (the “Company”) entered into a side letter (the “Coinbase Side Letter”) to its Master Loan Agreement (the “Original Coinbase Master Loan Agreement”) with Coinbase Credit, Inc. (“Coinbase”) and Coinbase, Inc., as the lending service provider (together, the “Coinbase Parties”), the original of which was executed on August 7, 2024 and subsequently amended on April 14, 2025. Under the Original Coinbase Master Loan Agreement, as amended by the Side Letter (collectively, the “Coinbase Master Loan Agreement”), Coinbase may extend digital asset or cash loans to the Company on terms to be specified in individual loan confirmations executed under the Coinbase Master Loan Agreement, increased to an aggregate lending capacity of $300 million, enabling the Company to draw funds secured by Bitcoin to be deployed into strategic capital expenditures, including expanding CleanSpark's energy portfolio, scaling its Bitcoin mining operations, and investing in high-performance computing (HPC) capabilities.

General Nature of the Facility

Pursuant to the Coinbase Master Loan Agreement, the Company may borrow digital assets or cash from Coinbase from time to time. Each loan is documented in a separate confirmation that sets forth the specific terms, including principal amount, fees, collateral requirements, and the date on which the loan is to commence.

Interest Rate

The Loan Fee Rate, effectively the interest rate on the borrowed amounts, is to be determined for each loan and is calculated on a daily basis at the annualized rate specified in each confirmation.

Maturity

Each loan may have a fixed term or be open (i.e., terminable on demand), as specified in its confirmation. In general, either party can terminate a loan by providing notice within the time frame set forth in the Coinbase Master Loan Agreement. Upon termination, the borrowed digital assets or cash must be returned, and the related collateral released.

Security for the Borrowings

Borrowings under the Coinbase Master Loan Agreement are secured by collateral in favor of Coinbase. Collateral may include U.S. dollars, USDC stablecoin, Bitcoin, Ether, or other forms agreed upon by the Coinbase Parties. The collateral’s required value is typically higher than the borrowed amount, subject to margin calls and mark-to-market provisions set forth in the Coinbase Master Loan Agreement.

Financial Covenants

The Company must satisfy ongoing margin and collateral maintenance requirements. If the value of posted collateral falls below the margin threshold, the Company must promptly post additional collateral or repay a portion of the loan. Failure to maintain sufficient collateral can result in an event of default and remedies available to Coinbase, including the right to liquidate pledged collateral.

The Coinbase Master Loan Agreement contains representations and warranties and affirmative and negative covenants customary for financings of this type, as well as customary events of default.

The foregoing is a summary of the material terms of the Coinbase Master Loan Agreement, and it is qualified in its entirety by reference to the full text of the Coinbase Master Loan Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 16, 2025 and the Side Letter, a copy of which is filed as Exhibit 10.1 hereto, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On September 22, 2025, the Company announced the increase in the Coinbase line of credit under the Side Letter. A copy of the press release is furnished with this Report as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing under the Act, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Coinbase Side Letter, dated September 18, 2025.
99.1	Press Release, dated September 22, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANSPARK, INC.

Date:	September 23, 2025	By:	/s/ Leighton R. Koehler
Leighton R. Koehler, General Counsel